AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2000. REGISTRATION NO. 333-81029

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                          PRE-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                              TRITON ENERGY LIMITED
             (Exact name of registrant as specified in its charter)


CAYMAN ISLANDS                                          NONE
(State or other jurisdiction                      (I.R.S. Employer
of incorporation or organization)                 Identification No.)

                                CALEDONIAN HOUSE
                                 JENNETT STREET
                                 P. O. BOX 1043
                                  GEORGE TOWN
                          GRAND CAYMAN, CAYMAN ISLANDS
                                 (345) 949-0500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------

                                 THOMAS J. MURPHY
                             TRITON ENERGY CORPORATION
                      6688 NORTH CENTRAL EXPRESSWAY, SUITE 1400
                                DALLAS, TEXAS  75206
                                  (214) 691-5200
                (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)
                              ------------------------
Copies to:

                               VINCENT PAGANO, JR., ESQ.
                              SIMPSON THACHER & BARTLETT
                                425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017-3909
                               ------------------------



APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box:    [  ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment  plans,  please  check  the  following  box:    [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective  registration  statement  for  the  same  offering:    [  ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering:    [  ]
     If  delivery of the prospectus is expected to be made pursuant to Rule 434,
please  check  the  following  box:    [  ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION  8(A),  MAY  DETERMINE.



THE  INFORMATION  IN  THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                              Subject to completion
       Preliminary Prospectus dated February 11, 2000


Prospectus

                                  [Triton Logo]

                              TRITON ENERGY LIMITED

                                 DEBT SECURITIES
                                PREFERENCE SHARES
                                DEPOSITARY SHARES
                                 ORDINARY SHARES
                                    WARRANTS

                            ------------------------

     By this prospectus, we may offer from time to time up to $250,000,000 of our debt securities, preference shares, depositary shares, ordinary shares and warrants. When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities.

     You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.


     SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR SECURITIES.


                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                            ------------------------

This  prospectus  is  dated                                ,  2000

                                TABLE OF CONTENTS




                                                             PAGE
                                                             ----
About this Prospectus . . . . . . . . . . . . . . . . . . .     3
Disclosure Regarding Forward-Looking Information. . . . . .     3
Triton Energy Limited . . . . . . . . . . . . . . . . . . .     4
Enforceability of Civil Liabilities against Foreign Persons     4
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . .     5
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . .    10
Ratios of Earnings to Fixed Charges and Earnings to
Combined Fixed Charges and Preference Dividends . . . . . .    11
The Securities. . . . . . . . . . . . . . . . . . . . . . .    12
Description of Debt Securities. . . . . . . . . . . . . . .    12
Description of Share Capital. . . . . . . . . . . . . . . .    27
Description of Warrants . . . . . . . . . . . . . . . . . .    36
Plan of Distribution. . . . . . . . . . . . . . . . . . . .    37
Where You Can Find More Information About Triton. . . . . .    38
Incorporation of Information We File with the SEC . . . . .    39
Experts . . . . . . . . . . . . . . . . . . . . . . . . . .    40
Legal Opinions. . . . . . . . . . . . . . . . . . . . . . .    40



                              ABOUT THIS PROSPECTUS


     This prospectus is part of a registration statement (No. 333-81029) (the "registration statement") that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may offer from time to time up to $250,000,000 of any of the following securities, either separately or in units: debt securities, preference shares, depositary shares, ordinary shares and warrants. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Some statements in this prospectus, the accompanying prospectus supplement, and the documents we refer you to, as well as written and oral statements made or incorporated by reference from time to time by us and our representatives in reports, filings with the SEC, press releases, conferences or otherwise, may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. This information is subject to the "Safe Harbor" provisions of those statutes. Forward-looking statements include statements concerning Triton's and management's plans, objectives, goals, strategies and future operations and performance and the assumptions underlying these forward-looking statements. We use the words "anticipates," "estimates," "expects," "believes," "intends," "plans," "may," "will," "should," and similar expressions to identify forward-looking statements. These statements include information regarding:

-  drilling schedules;

-  expected or planned production capacity;

-  future production of the Cusiana and Cupiagua fields in Colombia;

- the completion of development and the commencement of production in Malaysia-Thailand;

- our capital budget, future capital requirements and our ability to meet our future capital needs;

-  future general and administrative expense and the portion to be capitalized;

-  our ability to realize our deferred tax asset;

-  the level of future expenditures for environmental costs;

-  the outcome of regulatory and litigation matters;

-  the impact of Year 2000 issues;

-  the estimated fair value of derivative instruments,including the equity swap;

- the impact of the renegotiation of the production sharing contract in Equatorial Guinea; and

-  proven oil and gas reserves and discounted future net cash flows therefrom.


     We base these statements on our current expectations. These statements involve a number of risks and uncertainties, including those described in the context of the forward-looking statements, as well as those presented in "Risk Factors" below. Actual results and developments could differ materially from those expressed in or implied by these statements. We are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional information with respect to these factors, see our Annual Report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information about Triton" and "Incorporation of Information We File with the SEC."


                              TRITON ENERGY LIMITED

     Triton Energy Limited is an international oil and gas exploration and production company. Our principal properties, operations, and oil and gas reserves are located in Colombia, Equatorial Guinea and Malaysia-Thailand. We are exploring for oil and gas in these areas, as well as in southern Europe, Africa and the Middle East.

     Our principal executive office is located at Caledonian House, Jennett Street, P.O. Box 1043, George Town, Grand Cayman, Cayman Islands and our telephone number there is (345) 949-0050. You can also obtain information regarding Triton by contacting our Investor Relations Department c/o Triton Energy, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206, telephone number (214) 691-5200, or by visiting our web site, www.tritonenergy.com. You can also obtain information about us from the Securities and Exchange Commission and the New York Stock Exchange. See "Where You Can Find More Information about Triton" and "Incorporation of Information We File with the SEC."


           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     Triton is a Cayman Islands company, certain of our officers and directors may be residents of various jurisdictions outside the United States and our Cayman Islands legal counsel, Walkers, is a resident of the Cayman Islands. All or a substantial portion of our assets and the assets of these persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce in United States courts judgments obtained against these persons that are predicated upon the civil liability provisions of the Securities Act of 1933. We have agreed to be served with process with respect to actions based on offers and sales of securities made pursuant to this prospectus and the accompanying prospectus supplement in the United States. To bring a claim against us, you may serve Triton's Corporate Secretary, c/o Triton Energy Corporation, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926, its United States agent appointed for that purpose.

     Walkers, our Cayman Islands legal counsel, has advised us that there is doubt as to whether Cayman Islands courts would enforce (a) judgments of United States courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the Securities Act of 1933 or
(b) in original actions brought against us or other persons predicated upon the Securities Act of 1933. There is no treaty between the United States and the Cayman Islands providing for enforcement of judgments, and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. In general, Cayman Islands courts would not enforce any remedies if they are deemed to be penalties, fines, taxes or similar remedies.


                                  RISK FACTORS

     In deciding whether to invest in Triton securities, you should consider the following risks. You should consider carefully these risks along with the other information in this document and the documents to which we have referred you. See "Where You Can Find More Information about Triton" and "Incorporation of Information We File with the SEC" below.

DRILLING OIL AND GAS WELLS COULD INVOLVE BLOWOUTS, HURRICANES, ENVIRONMENTAL AND OTHER OPERATING HAZARDS

     The nature of the oil and gas business involves operating hazards such as well blowouts, explosions, uncontrollable flows of oil, gas or well fluids, pollution, earthquakes, formations with abnormal pressures, labor disruptions, fires, releases of toxic gas and other environmental hazards and risks. Any of these operating hazards could result in substantial losses.

     In addition, we may be liable for environmental damages caused by previous owners of properties we have purchased. As a result, we could incur substantial liabilities to third parties or governmental entities. The payment of these amounts could reduce or eliminate the funds available for exploration, development or acquisitions.

     In accordance with customary industry practices, we maintain insurance against some, but not all, of these risks and losses. If an event occurs that is not fully covered by insurance, it could result in a financial loss and reduce our resources for capital expenditures. In addition, we cannot be sure that insurance will continue to be available, or that insurance will continue to be available at premium levels that justify its purchase.

OIL  PRICES  SIGNIFICANTLY  IMPACT  OUR  OPERATING  RESULTS

     Currently, we derive substantially all of our revenues from the sale of oil produced in Colombia. In general, we sell our oil production at prices based on the market price of oil on the date of sale, although from time to time we may sell production in advance at contractually fixed prices and we may enter into hedging transactions. The market price for oil historically has been volatile and has recently decreased significantly. For example, during the three year period ended September 30, 1999, WTI oil prices fluctuated between a low price of $10.72 per barrel and a high price of $24.87 per barrel. Further decreases in oil and natural gas prices will adversely affect our revenues, results of operations, and cash flows. If the industry experiences significant prolonged future price decreases, we may be unable to generate sufficient cash flow from operations to make planned capital expenditures.

IF WE DETERMINE THAT EXPLORATION RESULTS ON ONE OR MORE PROPERTIES DO NOT JUSTIFY CONTINUING TO CARRY THEIR CAPITALIZED COSTS, WE MAY WRITE DOWN THE PROPERTIES' CARRYING VALUE AND INCUR A CHARGE TO EARNINGS AND THEREBY REDUCING SHAREHOLDERS' EQUITY

     We follow the full cost method of accounting for exploration and development of oil and gas reserves. Under this method of accounting, all of our costs related to acquisition, holding and initial exploration of licenses in countries where we do not have any proved reserves are initially capitalized. We then periodically make assessments of these licenses for impairment on a country-by-country basis. Based on our evaluation of drilling results, seismic data and other information we deem relevant, we may write down the carrying value of the oil and gas licenses in that country. A writedown constitutes a charge to earnings that does not impact our cash flow from operating activities, but it does reduce our shareholders' equity. For example, in the second quarter of 1998, we recorded a $77.3 million ($72.6 million, net of tax) writedown of unevaluated oil and gas properties relating to our operations in China, Ecuador, Guatemala and other countries, and a corresponding reduction in shareholders' equity. Due to the unpredictable nature of exploration drilling activities, we cannot predict the amount and timing of impairment write-downs.

     You can find information concerning our assets at December 31, 1998, including capitalized costs by geographic area, in note 22 of the notes to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 1998.

IF OIL AND GAS PRICES DECREASE BELOW SPECIFIED LEVELS, WE MAY WRITE DOWN THE CARRYING VALUES OF PROPERTIES WITH PROVED RESERVES AND INCUR A CHARGE TO
EARNINGS  AND  A  REDUCTION  IN  SHAREHOLDERS'  EQUITY

     We may also write down the carrying value of properties where we have proved reserves as a result of the "full cost ceiling limitation" prescribed by the SEC. Under the full cost ceiling limitation, we must write down the carrying value of properties in any country where we have proved reserves to the extent that the net capitalized costs of the properties, less related deferred income taxes, exceeds the amount given by the following formula:

(1)  the  estimated  future net revenues from the properties, discounted at 10%;
     plus

(2)  unevaluated  costs  not  being  amortized;  plus

(3) the lower of cost or estimated fair value of unproved properties being amortized; minus

(4) income tax effects related to differences between the financial statement basis and tax basis of oil and gas properties.

     The discounted future net revenues from the properties is determined based on the selling price of oil or gas as of the end of the accounting period, or when results of operations for that period are determined. For example, as a result of a decline in oil prices in 1998, we wrote down the carrying value of our evaluated oil and gas properties in Colombia by $105.4 million ($68.5 million, net of tax) in June 1998, and $135.6 million ($115.9 million, net of tax) in December 1998, because of the full cost ceiling limitation. However, we did not make any adjustments to our reserves in Colombia as a result of the decline in prices. To calculate the SEC full cost ceiling limitation, we used a net price of approximately $13 per barrel as of June 30, 1998, and $11 per barrel as of December 31, 1998. We may be required to take an additional writedown if oil prices fall below the December 31, 1998, level at later quarter end dates.

SUBSTANTIALLY ALL OF OUR OPERATIONS ARE IN FOREIGN COUNTRIES AND WE ARE SUBJECT TO POLITICAL, ECONOMIC AND OTHER UNCERTAINTIES

     We conduct substantially all of our exploration and production operations, and derive substantially all of our revenues, outside the United States, including Colombia, Malaysia-Thailand, Equatorial Guinea, Greece, Italy and Oman. Operations in foreign countries, particularly the oil and gas business, are subject to political, economic and other uncertainties, which include:

- the risk of expropriation, nationalization, war, revolution, border disputes, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs;

- taxation policies, including royalty and tax increases and retroactive tax claims;

- exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over our international operations;

- laws and policies of the United States affecting foreign trade, taxation and investment; and

- the possibilities of being subjected to the exclusive jurisdiction of foreign courts in connection with legal disputes and the inability to subject foreign persons to the jurisdiction of courts in the United States.

     Countries in Latin America and Africa, as well as other regions, have had a history of political and economic instability. This instability could result in new governments or the adoption of new policies that might assume a hostile attitude toward foreign investment. In an extreme case, such a change could result in the termination of our contract rights and expropriation of our assets.

GUERRILLA  ACTIVITY  IN  COLOMBIA  COULD  DISRUPT  OUR  OPERATIONS

     Our Colombia operation is responsible for substantially all of our revenues and operating cash flow. From time to time, guerrilla activity in Colombia has disrupted the operation of oil and gas projects. The guerrilla activity has increased over the last few years, causing delays in the development of our fields in Colombia. Their activity has from time to time slowed our ability to put workers in the field, and they have made attempts to disrupt the flow of production through the pipeline. BP Amoco, as operator of the fields, and we and the Colombian government have taken steps to maintain security and favorable relations with the local population. These steps have included the hiring of security to patrol our facilities, and programs to provide local communities with health and educational assistance. We expect that we will be required to continue these steps throughout the term of our interest there. We cannot assure you that these attempts to reduce or prevent guerrilla activity will be successful or that guerrilla activity will not disrupt operations in the future.

COLOMBIA COULD BE DENIED CERTIFICATION AS A COUNTRY MAKING PROGRESS IN STEMMING THE PRODUCTION AND TRANSIT OF ILLEGAL DRUGS, WHICH COULD HEIGHTEN THE RISKS OF
OUR  OPERATIONS  THERE

     Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. Although the President has granted Colombia certification for 1999, Colombia was denied certification in the last two years and only received a national interest waiver for one of those years. We cannot assure you that, in the future, Colombia will receive certification or a national interest waiver. If the United States does not grant Colombia certification, or a national interest waiver, in the future, several adverse consequences could result, including the following:

- all bilateral aid, except anti-narcotics and humanitarian aid, would be suspended;

- the Export-Import Bank of the United States and the Overseas Private Investment Corporation would not approve financing for new projects in Colombia;

- U.S. representatives at multilateral lending institutions would be required to vote against all loan requests from Colombia (although their votes would not constitute vetoes); and

- the President of the United States and Congress would retain the right to apply future trade sanctions.

     Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with our operations there.

SALES OF GAS FROM OUR PROPERTY IN MALAYSIA-THAILAND COULD BE DELAYED BY AN ENVIRONMENTAL IMPACT ASSESSMENT, AND WE MAY HAVE TO PAY COMPENSATION TO ARCO AND WE MAY NOT RECEIVE INCENTIVE PAYMENTS FROM ARCO IF DELAYS OCCUR

     The agreement for the sale of natural gas production from Block A-18 of the Malaysia-Thailand Joint Development Area contemplates that sales will begin by June 30, 2002. However, the buyers will not be obligated to purchase the gas if they do not receive approval of an environmental impact assessment for the pipeline and processing facilities they plan to construct. A lengthy approval process, or significant opposition to the project, could delay construction and the commencement of gas sales. We cannot assure you that the buyers will receive approval of the environmental impact assessment or if they do receive approval, when that approval will occur. It is possible that if the environmental impact assessment process does result in a significant delay, the buyers could seek an alternate route for the delivery of the gas. We cannot assure you as to when any such alternate route could be completed or when gas sales could commence.

     When we sold one half of our interest in Block A-18 to ARCO in 1998, ARCO agreed to pay the future exploration and development costs attributable to our collective interest in Block A-18, up to $377 million or until first production from a gas field. ARCO also agreed to pay us specified incentive payments if the requisite criteria were met. The first $65 million in incentive payments is conditioned upon having the production facilities for the sale of gas from Block A-18 completed by June 30, 2002. If the facilities are completed after June 30, 2002 but before June 30, 2003, the incentive payment would be reduced to $40 million. A lengthy environmental approval process, or unanticipated delays in construction of the facilities, could result in our receiving a reduced incentive payment or possibly the complete loss of the first incentive payment. In addition, we have agreed to share with ARCO some of the risk that the environmental approval might be delayed by agreeing to pay to ARCO $1.25 million per month for each month, if applicable, that the first gas sales are delayed beyond 30 months following the commitment to an engineering, procurement and construction contract for the project. Our obligation is capped at 24 months of these payments or $30 million.

HICKS MUSE MAY HAVE CONFLICTS OF INTEREST WITH OTHER SHAREHOLDERS AND THE PRESENCE OF HICKS MUSE MAY DISCOURAGE THIRD PARTIES FROM SEEKING CONTROL OF TRITON


     As  of  the date of this prospectus, Thomas O. Hicks and HM4 Triton,
L.P. together  own  approximately 99% of  our  outstanding  8%
Convertible  Preference Shares and 5% of our outstanding ordinary shares.
This represents approximately 39% of the total voting power of our shares. HM4 Triton, L.P. is a limited partnership controlled by Hicks, Muse, Tate & Furst Incorporated, a private investment firm specializing in acquisitions, recapitalizations and other principal investing activities. Thomas O. Hicks is the Chairman of the Board and Chief Executive
Officer  of  Hicks,  Muse,  Tate  &  Furst  Incorporated.

     We have a shareholders agreement with HM4 Triton, L.P. that requires us to obtain its approval for specified fundamental corporate actions we might take, including the following:

-  entering into a merger or similar business combination transaction,

-  selling assets comprising more than 50% of our market value,

-  paying dividends on our ordinary shares, and

-  incurring debt above certain levels.


     The shareholders agreement also gives HM4 Triton, L.P. the right to nominate four out of the ten members of our board of directors. HM4 Triton, L.P. has exercised this right and among its designees are Thomas O. Hicks and Jack D. Furst, who currently are serving on our board of directors and who are also principals and executive officers of Hicks, Muse, Tate & Furst Incorporated.

     As a result, HM4 Triton, L.P. and Hicks, Muse, Tate & Furst Incorporated have significant influence over our business, policies and affairs. The interests of HM4 Triton, L.P. and Hicks, Muse, Tate & Furst Incorporated may differ from those of our other shareholders, and the influence they have may have the effect of discouraging selected transactions involving an actual or potential change of control of Triton.

     For more information regarding HM4 Triton. L.P.'s rights and influence, see "Description of Share Capital - Preference Shares - Outstanding Preference Shares" below.

ANTI-TAKEOVER  PROVISIONS

     Our articles of association contain provisions that may make it difficult for a third party to acquire, or discourage a third party from seeking to acquire, a majority of the outstanding ordinary shares. We can issue approximately eight million preference shares with rights and preferences to be determined by the board of directors without any shareholder approval. Our directors are divided into three classes and only one class is elected each year. These factors will make it difficult for a third party to replace our entire board of directors. We also have a shareholder rights plan which gives our shareholders the right to purchase ordinary shares for one-half of their per share market value if a third party acquires beneficial ownership of 15% or more of the ordinary shares, although HM4 Triton, L.P.'s ability to acquire shares is unlimited unless its ownership decreases below certain levels. This would result in significant economic dilution of any third party's investment. Finally, under Cayman Islands law, a business combination generally requires the affirmative vote of two-thirds of the shareholders voting.


                                 USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement or term sheet, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement or term sheet for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, or the financing of possible acquisitions. We may invest the net proceeds temporarily or apply them to repay short-term debt until we are ready to use them for their stated purpose.

     We will disclose in the applicable prospectus supplement the following information when we sell securities offered by this prospectus:

- the terms of any indebtedness that we will repay with the proceeds of the offering,

- the amount and source of any other funds we might need to accomplish the purpose of the offering, and

- if we use the proceeds of the offering to make an acquisition, we will describe the assets we are acquiring.

              RATIOS OF EARNINGS TO FIXED CHARGES AND
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

    The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends for the periods indicated.


        In  the  table  below,

- "(a)" means that earnings were inadequate to cover fixed charges for the nine months ended September 30, 1998 by $111,319,000, for the years ended December 31, 1998, 1997 and 1996 by $261,824,000, $8,922,000 and $6,275,000,
respectively, for the seven months ended December 31, 1994 by $30,565,000 and for the year ended May 31, 1994 by $40,976,000. Without nonrecurring items, earnings would have been inadequate to cover fixed charges for the nine months ended September 30, 1998 by $33,654,000, for the years ended December 31, 1998, 1997 and 1995 by $39,377,000, $15,175,000 and $9,921,000, respectively, for the seven months ended December 31, 1994 by $29,581,000 and for the year ended May 31, 1994 by $51,415,000, and

- "(b)" means that earnings were inadequate to cover combined fixed charges and preference dividends for the nine months ended September 30, 1998 by $111,687,000, for the years ended December 31, 1998, 1997 and 1996 by $264,885,000, $9,322,000 and $7,260,000, respectively, for the seven months ended December 31, 1994 by $31,014,000 and for the year ended May 31, 1994 by $40,976,000. Without nonrecurring items, earnings would have been inadequate to cover combined fixed charges and preference dividends for the nine months ended September 30, 1998 by $34,022,000, for the years ended December 31, 1998, 1997 and 1995 by $42,438,000, $15,575,000 and $10,723,000, respectively, for the seven months ended December 31, 1994 by $30,030,000 and for the year ended May 31, 1994 by $51,415,000.

                                                                              SEVEN
                          NINE MONTHS                                         MONTHS  YEAR
                             ENDED                                             ENDED  ENDED
                         SEPTEMBER 30,           YEAR ENDED DECEMBER 31,      DEC.31, MAY 31,
                      ------------------  ----------------------------------
                        1999     1998      1998       1997    1996    1995    1994    1994
                       ------  -------    -------   --------  -----  ------  -----   -----

Ratio of earnings to
 fixed charges          2.2x      (a)      (a)       (a)      (a)    1.1x     (a)    (a)
Ratio of earnings to
 combined fixed
 charges and
 preference dividends   1.5x      (b)      (b)       (b)      (b)    1.0x     (b)    (b)





   For purposes of computing the ratio of earnings to fixed charges:

-  "earnings" consists of the following:

- earnings (loss) from continuing operations before income taxes, minority interest and extraordinary items, plus

-  fixed charges, less

-  capitalized interest, less

- preference share dividend requirements of subsidiaries adjusted to a pretax basis, and less

- undistributed earnings (loss) of affiliates whose debt is not guaranteed by us.

and

- "fixed charges" consists of interest charges and preference share dividend requirements of subsidiaries, adjusted to a pretax basis.


     To compute the ratio of earnings to combined fixed charges and preference dividends, we added the preference share dividend requirements at the parent company level to the denominator.


                                 THE SECURITIES

     We intend to sell our securities from time to time. These securities may include the following, in each case, as specified by us at the time of offering:
(1) debt securities, comprising senior debt securities, senior subordinated debt securities and subordinated debt securities, each of which may be convertible into ordinary shares or preference shares, (2) preference shares, (3) depositary shares representing preference shares, (4) ordinary shares, and (5) warrants to purchase debt securities, preference shares or ordinary shares.

     We will offer the securities to the public on terms determined by market conditions at the time of sale and set forth in a prospectus supplement or term sheet relating to the specific issue of securities.

     We will offer the securities described in this prospectus either separately or together in one or more series of up to $250,000,000 aggregate public offering price or its equivalent in foreign currencies or units of two or more currencies, based on the applicable exchange rate at the time of the offering, as we shall designate at the time of the offering.

                         DESCRIPTION OF DEBT SECURITIES

     The following description is a summary of the material provisions of the indentures. It does not restate those agreements in their entireties. We urge you to read these indentures because they, and not this description, will define your rights as holders of the debt securities.

GENERAL

     The debt securities we may offer will be our unsecured general obligations. The debt securities may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities will be issued under an indenture between us and a trustee that we will name in the applicable prospectus supplement.

     We have described below some general terms that may apply to the debt securities we may offer. We will describe the particular terms of any debt securities we offer to you in the prospectus supplement relating to the specific series of debt securities being offered.

     The indentures for the senior debt securities, the senior subordinated debt securities and the subordinated debt securities are substantially identical, except for provisions relating to subordination. The following summary of some provisions of the indentures is not complete. You should refer to the indentures, which are attached as exhibits to the registration statement of which this prospectus is a part. Section references below are to the sections in the applicable indenture.

     Each indenture provides that we may issue debt securities up to the principal amount we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The senior subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness, but will be senior to any of our other indebtedness that is neither senior indebtedness nor senior subordinated indebtedness. For a definition of "senior indebtedness" see "-- Provisions Applicable only to Senior Subordinated Debt Securities and Subordinated Debt Securities -- Subordination" below. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

     We may issue the debt securities in one or more separate series of senior debt securities, senior subordinated debt securities and/or subordinated debt securities. We will specify in the prospectus supplement relating to a particular series of debt securities being offered the particular amounts, prices and terms of those debt securities. These terms may include:



-  the title and type of the debt securities;

- any limit on the aggregate principal amount or aggregate initial offering price of the debt securities;

-  the purchase price of the debt securities;

- the dates on which the principal of the debt securities will be payable and the amount payable upon acceleration;



- the interest rates of the debt securities, including the interest rates, if any, applicable to overdue payments, or the method for determining interest rates, the dates from which interest will accrue, and the interest payment datesfor the debt securities;

- any provision relating to the issuance of the debt securities at an original issue discount;

- the places where and the manner in which payments may be made on the debt securities and the places where you may present the debt securities for transfer;

- any mandatory or optional redemption provisions applicable to the debt securities;

-  any sinking fund or similar provisions applicable to the debt securities;

- the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;



- if denominated in a currency other than U.S. dollars, the currency or currencies, including the euro or other composite currencies, in which payments on the debt securities will be payable. Currencies may be different for principal, premium and interest payments;

-  any conversion or exchange provisions applicable to the debt securities;

-  the name of the trustee;

- any deleted, modified or additional events of default or remedies or additional covenants applicable to the debt securities, if not described in this prospectus; and

-  any  other  specific  terms  of  the  debt  securities.

     Debt securities may bear interest at a fixed or a floating rate. In addition, we may issue some of the debt securities as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain any special tax, accounting or other information relating to original issue discount debt securities. If we offer other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those debt securities will also contain any special tax, accounting or other information relating to those debt securities.

     When we determine whether holders of the requisite aggregate principal amount of outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures, we will deem as outstanding for this purpose the principal amounts of the relevant original issue discount debt securities that are due and payable as of the date of determination upon acceleration.

     We will issue the debt securities only in fully registered form and in denominations of $1,000 and any integral multiple thereof (Section 2.7). The indentures permit us to issue debt securities of a series in definitive, certificated form or in global form. You will not be required to pay a service charge for any transfer or exchange of debt securities, but we may require the relevant holder to pay any taxes or other governmental charges (Section 2.8).

     Unless otherwise specified in the applicable prospectus supplement, we will pay principal of, and premium and interest, if any, on the debt securities at the office of the trustee designated in the indenture. You may also make transfers or exchanges of debt securities at that location. We also have the right to pay interest on any debt securities by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on a debt security, we may require the holder to certify information to the trustee. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

     Unless otherwise specified in the applicable prospectus supplement, none of the indentures limits our ability to pay dividends or acquire our shares. In addition, unless otherwise specified in the applicable prospectus supplement, none of the indentures limits the amount of debt securities that may be issued thereunder nor do they provide you with any special protection if we are involved in a highly leveraged transaction, recapitalization or restructuring.

     We may issue debt securities upon the exercise of warrants issued with other debt securities or upon exchange or conversion of exchangeable or convertible debt securities. The applicable prospectus supplement will describe the specific terms of any of those warrants or exchangeable or convertible securities. It will also describe the specific terms of the debt securities issuable upon the exercise, exchange or conversion of those securities. See "Description of Warrants" below.

     Events of Default. Unless otherwise defined in the applicable prospectus supplement, an event of default is defined in each indenture with respect to any series of debt securities as any one of the following events:



(1) default in the payment of principal of, or premium, if any, on any debt security of that series when due;

(2) default in the payment of interest on any debt security of that series and the default continues for 30 days;

(3) default in the payment or satisfaction of any sinking fund payment or other purchase obligation with respect to that series when due;


(4) we fail to perform any of the other covenants in the indenture applicable to that series for 90 days after proper notice;

(5)(A) we fail to pay other indebtedness for money borrowed at the later of final maturity or the expiration of any applicable grace period or (B) the maturity of other indebtedness for money borrowed by us is accelerated, if in the case of either (A) or (B) the total principal amount of the indebtedness exceeds $20,000,000 and if we do not obtain the rescission or annulment of the default or acceleration within 20 days after due notice;

(6) certain events of bankruptcy, insolvency or reorganization of Triton; and

(7) any other event of default specified with respect to debt securities of that series (Section 5.1).


     If any event of default with respect to debt securities of any series occurs and is continuing, either the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately. If the event of default is an event of bankruptcy, holders are not required to declare an acceleration and acceleration is automatic. Subject to certain conditions, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may annul the declaration and waive past defaults except uncured payment defaults and certain other specified defaults (Section 5.1).

     We will describe in the applicable prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount debt securities upon an event of default.

     Each of the indentures provides that no holder of any series of debt securities may sue us or otherwise bring an action against us to enforce the indenture, unless (1) the holder had previously notified the trustee of the default, (2) the holders of at least 25% in aggregate principal amount of that series of debt securities then outstanding have requested the trustee to sue us or otherwise bring an action against us to enforce the indenture and have offered to indemnify the trustee and (3) the trustee for 60 days after its receipt of the notice, request and offer of indemnity shall have neglected or refused to institute the suit or proceeding. The right of a holder of any debt security to receive payment of the principal of, and premium or interest, if any, on the debt security, on or after the due dates, or to institute a suit for the enforcement of payment cannot be impaired or affected without the holder's consent, except in the case of holders of senior subordinated debt securities and subordinated debt securities (Section 5.4). The rights of holders of senior subordinated debt securities and subordinated debt securities may be limited by the subordination provisions of their indentures, which are described under "-- Provisions Applicable Only to Senior Subordinated Debt Securities and Subordinated Debt Securities -- Subordination" below.

     The indentures provide that the holders of a majority in aggregate principal amount of any series of debt securities then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any of the trustee's powers with respect to that series. The trustee will not be required to follow those directions if the trustee determines that the action or proceeding is unlawful or would involve the trustee in personal liability (Section 5.7).

     We are required under each indenture to file annually with the trustee a certificate of no default, or specifying any default that exists (Section 4.3).

     Defeasance and Covenant Defeasance. Each of the indentures contains a provision that permits us to elect either or both of

(1) Defeasance - defeasance would discharge us from all of our obligations with respect to any debt securities of that series then outstanding and terminate substantially all of our obligations and the holders' rights under the indenture, except our obligation to permit the transfer of the debt securities, to replace lost and destroyed certificates, and to maintain an office for notice, and the holders' right to receive payments at the stated maturity dates, and

(2) Covenant Defeasance - covenant defeasance would release us from our obligations under the restrictive covenants in the indenture and from the consequences of an event of default resulting from a breach of those covenants or a cross-default (Article Ten). Currently, only the senior indenture contains a restrictive covenant, and it restricts our ability to permit liens on our assets. The applicable prospectus supplement will describe covenants pertaining to debt securities that would be subject to covenant defeasance.

      To elect defeasance or covenant defeasance, we must deposit in trust with the trustee money and/or U.S. government obligations which by their terms will provide sufficient money, without reinvestment, to repay in full those debt securities. The U.S. government obligations we could use for this purpose are
(1) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that is or is guaranteed as a full faith and credit obligation of the United States and that is not redeemable by the issuer and (2) certain depository receipts with respect to these types of U.S. government obligations.

     As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance. The opinion must also state that the holders of debt securities will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance, but not covenant defeasance, must refer to and be based upon a ruling issued to us by the Internal Revenue Service or published as a revenue ruling or upon a change in applicable federal income tax law (Section 10.1).

     If we exercise our defeasance option, the holders could not accelerate payment of those debt securities because of any event of default. We may exercise our defeasance option with respect to a particular series of debt securities even if we previously had exercised our covenant defeasance option.

     If we exercise our covenant defeasance option with respect to a particular series of debt securities, then even if there were a default under the related covenant, the holders of those debt securities could not accelerate the maturity of the securities. If we exercise our covenant defeasance option and an acceleration were to occur, the value at the acceleration date of the money and U.S. government obligations in the defeasance trust holders receive could be less than the principal and interest then due on those debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

     Modification of the Indentures. We and the trustee for any series of debt securities may modify the applicable indenture or any supplemental indenture for that series with the consent of the holders of at least a majority in principal amount of the series of outstanding debt securities affected by the modification. However, without the consent of each affected holder, we may not modify the indenture or supplemental indenture to:



-  extend the stated maturity of any debt security;

-  reduce the principal amount of or premium, if any, on any debt security;

- reduce the rate or extend the time of payment of interest on any debt security;

-  change the currency or currencies in which any debt security is payable;

- reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

- reduce or alter the computation method of any amount payable on redemption, repayment or purchase by us;

- reduce the principal of any original issue discount debt security payable upon acceleration or provable in bankruptcy;

- impair or affect the holders' right to institute suit for the enforcement of any payment, or if applicable, adversely affect any right any holder may have for prepayment; or

- change the provisions in the indenture that relate to its modification or amendment (Section 8.2).

   We and the applicable trustee may enter into supplemental indentures without the consent of the holders of the debt securities to, among others:

- evidence the assumption by a successor entity of our obligations under the applicable indenture;

-  add covenants or new events of default for the holders' protection;

-  secure the debt securities; and

- modify existing covenants and events of default solely with respect to, or add new covenants and events of default that only apply to, debt securities that are not yet issued and outstanding on the date of the supplemental indenture (Section 8.1).

     Consolidation, Merger and Sale of Assets. Unless otherwise specified in the applicable prospectus supplement, we may consolidate with or merge into any other person or transfer, exchange or dispose of all or substantially all of our assets to another person without the consent of the holders of any debt securities, provided that:

(1) the successor is a corporation or partnership organized under U.S. or Cayman Islands law;

(2) the successor person, if not Triton, assumes our obligations on the debt securities and under the indentures;

(3) after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(4) we, or the successor person, if not Triton, deliver to the trustee a certificate of an officer and a legal opinion to the effect that the consolidation, merger or sale, and the assumption by the successor, complies with the indenture (Section 9.1).

     Additional Amounts for Taxes. We will make all payments on the debt securities without deduction or withholding for withholding taxes, levies or other charges imposed by the Cayman Islands. If in the future, the Cayman Islands imposes any requirement for deducting or withholding any taxes, levies or other charges, we will add to any payments of principal, and premium and interest, if any, an amount that will result in the net amounts paid to you or the trustee, as the case may be, being equal to the amounts of principal, and premium and interest, if any, to which you are entitled under the terms of the debt securities and the applicable indenture.

     We will not be required to pay these additional amounts for taxes to you if:

- the tax, levy, or other charge is imposed because you (or a fiduciary, settlor, beneficiary of, member or shareholder of, yours, if applicable) are a domiciliary, national or resident of, or engage in business or maintain a permanent establishment or are physically present in, the Cayman Islands or otherwise having some connection with the Cayman Islands other than the holding or owning the debt securities, or

- you present your debt securities for payment, if presentation is required, more than 30 days after the date payment was due or was provided for, whichever is later.

   Also, we will not be required to pay additional amounts for the following types of taxes, levies or charges:

- estate, inheritance, gift, sales, transfer, excise, personal property or similar taxes, levies or charges;

- taxes, levies or charges that are not payable by withholding from our payment of principal, and premium and interest, if any; or

- taxes, levies or charges that are imposed due to a failure by you to comply with any reporting requirements, if any, concerning your nationality,residence, identity or connections with the relevant tax authority.

     In addition, if you are a fiduciary or a partnership, we will not pay you additional amounts for taxes to the extent that we would not be required to pay any additional amounts to your beneficiary or settlor, or partner or other beneficial owner, if they were the holder of the debt securities.

PROVISIONS  APPLICABLE  ONLY  TO  SENIOR  DEBT  SECURITIES

     The senior debt securities will be direct, unsecured general obligations of Triton and will constitute senior indebtedness of Triton. These securities will have the same rank as our other senior indebtedness. For a definition of "senior indebtedness" see "-- Provisions Applicable only to Senior Subordinated Debt Securities and Subordinated Debt Securities -- Subordination" below.

     Limitations on Liens. As long as any senior debt securities are outstanding, the senior indenture provides that we may not, and may not allow any restricted subsidiary to, pledge, mortgage or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any property or assets owned by us or any restricted subsidiary to secure any debt, unless we also provide any outstanding senior debt securities with an equal and ratable security interest (Section 3.6). A subsidiary is a "restricted subsidiary" if it owns or leases any property or interest that we consider to be capable of producing oil or gas or minerals in commercial quantities, owns or leases any processing or manufacturing plant or pipeline that is material to our business, or if our board of directors designates it as a restricted subsidiary.

     This  limitation  will  not  apply  to  or  restrict  the  following:

- any mortgage, pledge, security interest or other lien on any asset that is in existence at the time we issue the senior debt securities;

- any mortgage, pledge, security interest or other lien on any asset created at the time we or any restricted subsidiary acquires the asset, or within one year after we or any restricted subsidiary acquires the asset, in order to finance all or a portion of the purchase price for the asset;

- any mortgage, pledge, security interest or other lien on any asset that is in existence at the time we or any restricted subsidiary acquires the asset;

- any mortgage, pledge, security interest or other lien on any asset of an entity that is in existence at the time the entity becomes a restricted subsidiary after the date of the senior indenture;

- any mortgage, pledge, security interest or other lien on any asset arising in connection with a transfer by us or any restricted subsidiary of a production payment;

- any mortgage, pledge, security interest or other lien on property that secures (1) the cost of exploration, drilling or development of the property, (2) the cost of acquiring, constructing, or improving the property, or (3) indebtedness incurred by us or any restricted subsidiary to provide funds for any of these activities;

- any mortgage, pledge, security interest or other lien with respect to crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until the transferee realizes a specified amount of money or quantity of crude oil, natural gas or other petroleum hydrocarbons;

- any mortgage, pledge, security interest or other lien required by any contract or statute in order to permit us or any restricted subsidiary to perform a contract made with or at the request of a government or governmental agency, or to secure partial, progress, advance or other payments by the government or governmental agency to us or any restricted subsidiary pursuant tothe provisions of any contract or statute;

- any mortgage, pledge, security interest or other lien in our favor or in favor of any restricted subsidiary;

- any mortgage, pledge, security interest or other lien created or assumed by us or any restricted subsidiary in connection with the issuance of debt securities the interest on which is excludable from the taxable gross income of the holder of the security for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or a subsidiary;

- any extension, renewal or refunding of any mortgage, pledge, security interest or other lien described in the foregoing on substantially the same property or assets;

- the mortgage, pledge, security interest or other lien that would arise if we were to deposit funds or securities to defease any of our or our subsidiaries' indebtedness;

- any mortgage, pledge, security interest or other lien securing indebtedness under hedging obligations or contracts otherwise permitted under the senior indenture; or

- any mortgage, pledge, security interest or other lien securing any indebtedness in an amount which, together with all other secured indebtedness that is not otherwise permitted by the foregoing, does not at the time of the incurrence of the secured indebtedness exceed 20% of our consolidated net tangible assets. "Consolidated net tangible assets" means the total assets included on our most recent balance sheet, consolidating only restricted subsidiaries, less reserves and other properly deductible items and after deducting current liabilities and goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles, all in accordance with generally accepted accounting principles consistently applied.

     In addition, this limitation will not apply to or restrict certain mortgages, pledges, security interests or other liens that arise in the ordinary course of the international oil and gas business, such as the following:

- taxes, assessments, governmental charges or levies on our property or any restricted subsidiary's property if we are contesting them in good faith or if they are not delinquent and can be paid without penalty;

- carriers', warehousemen's, landlords' and mechanics' liens and other similar liens that secure obligations that we are contesting in good faith or if the obligations are less than 60 days past due;

- pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

- utility easements, building restrictions or other encumbrances or charges against real property that do not materially affect its marketability or interfere with our usage of it;

- those that arise under operating or similar agreements for obligations that are not yet due or that we are contesting in good faith;

- reserves for oil, gas and/or mineral leases, production sharing contracts and petroleum concession agreements and licenses for bonus or rental payments and for compliance with the terms in these documents;

- those that arise pursuant to agreements that are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing of gas and gas condensate production for the extraction of products therefrom;

- those imposed on personal property, excluding any restricted subsidiary's capital stock, to secure our or any restricted subsidiary's indebtedness, other than indebtedness that will mature or is renewable on a date more than one year after original incurrence; and

- those imposed by law or order as a result of any court or regulatory body proceeding that we are contesting in good faith or judgement liens or other court-ordered awards or settlements as to which we have not exhausted our appellate rights.


PROVISIONS APPLICABLE ONLY TO SENIOR SUBORDINATED DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES


     The senior subordinated debt securities and subordinated debt securities will be direct, unsecured general obligations of Triton. The senior subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the senior subordinated indenture, to all senior indebtedness, but will be senior to any indebtedness that is neither senior indebtedness nor senior subordinated indebtedness . The subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the subordinated indenture, to all senior indebtedness. The senior subordinated indenture and subordinated indenture do not limit the amount of indebtedness, including senior indebtedness and senior subordinated indebtedness, we may incur. As of December 31, 1999, senior indebtedness totaled approximately $413.5 million.



     Subordination. The senior subordinated indenture and subordinated indenture define "senior indebtedness" to mean, as to any series of debt securities constituting senior subordinated debt securities or subordinated debt securities, the principal of, and premium and interest, if any, on all indebtedness for money borrowed by us, or money borrowed by another person that we have guaranteed, whether outstanding on the date the indenture became effective or created, assumed or incurred after that date, except indebtedness that is stated to be inferior to or to have the same rank as that series of debt securities. Senior indebtedness does not include our other indebtedness that is expressly stated to have the same rank as the senior subordinated debt securities or subordinated debt securities or to rank junior to the senior subordinated debt securities or subordinated debt securities. Senior indebtedness does not include trade payables, any indebtedness we may owe to any of our wholly-owned subsidiaries, or interest accruing after certain events of bankruptcy or insolvency unless the interest is an allowed claim under federal or state bankruptcy laws.

     Under the senior subordinated indenture and the subordinated indenture, we may not make any payment on the senior subordinated debt securities or subordinated debt securities in the event:

- we have failed to make full payment of all amounts of principal, and premium and interest, if any, due on all senior indebtedness; or

- there shall exist and be continuing any other event of default on any senior indebtedness and the maturity of that senior indebtedness has been accelerated (Sections 13.1 and 13.4 of the senior subordinated debt indenture and Sections 13.1 and 13.4 of the subordinated debt indenture).

     If any other default under senior indebtedness occurs that would permit its acceleration, or if any other default under senior indebtedness occurs and any applicable grace period expires, then the holders of senior indebtedness may prohibit any payment on the senior subordinated debt securities or subordinated debt securities for up to 179 days.

     Upon our dissolution, winding-up, liquidation or reorganization, we must pay to the holders of senior indebtedness the full amounts of principal of, and premium and interest, if any, on that senior indebtedness before any payment or distribution is made on the senior subordinated debt securities or subordinated debt securities (Section 13.1 of the senior subordinated debt indenture and Section 13.1 of the subordinated debt indenture).

GLOBAL  DEBT  SECURITIES

     Rather than issue definitive certificates to purchasers of our debt securities, we may issue certain series of debt securities as global debt securities and deposit them with a depositary with respect to that series (Section 2.8). Unless otherwise indicated in the applicable prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in global form and for which The Depositary Trust Company ("DTC") acts as depositary.

     We will deposit each global debt security with, or on behalf of, DTC, as depositary, or its nominee and register the global debt security in the name of a nominee of DTC. DTC has advised us that upon the issuance and deposit of the global debt security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the principal amounts represented by that global debt security to the accounts of its participants. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive, certificated debt securities.

     Only institutions that have accounts with DTC or its nominee or persons that may hold interests through DTC participants may own beneficial interests in a global debt security. DTC will maintain records reflecting ownership of beneficial interests by DTC participants in the global debt securities and transfers of those interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global debt securities by persons that hold through those DTC participants and transfers of those interests within those participants.

     DTC has no knowledge of the actual beneficial owners of the debt securities. DTC will not issue any written confirmation of a purchase of beneficial interests in a global debt security, but we expect that the relevant DTC participant will issue written confirmations providing details of the transaction, as well as periodic statements of a purchaser's holdings. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive, certificated form. Those laws may impair an owner's ability to transfer beneficial interests in a global debt security.

     We will make payment of principal of, and premium and interest, if any, on, debt securities represented by a global debt security to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or premium and interest, if any, on, a global debt security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global debt security held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, the trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

     A global debt security is exchangeable for definitive debt securities registered in the name of a person other than DTC or its nominee only if:

- DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or DTC ceases to be registered under the Securities Exchange Act of 1934;

- we determine in our discretion that the global debt security will be exchangeable for definitive debt securities in registered form; or

- there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

     If a global debt security becomes exchangeable for definitive debt securities as described in the preceding sentence, it will be exchangeable in whole for definitive, certificated debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations of $1,000 and integral multiples of $1,000 or other denominations specified in the applicable prospectus supplement.

     The registrar will register the definitive debt securities in the name or names instructed by DTC. We expect that DTC will base its instructions on directions it receives from its participants with respect to ownership of beneficial interests in the global debt security. We will make payment of any principal of, and premium and interest, if any, on the definitive debt securities and will register transfers and exchanges of those definitive debt securities at the corporate trust office of the trustee . However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the debt securities.

     Except as provided above, an owner of a beneficial interest in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holder of debt securities for any purpose under the applicable indenture. No global debt security will be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee.
Accordingly, the owner of a beneficial interest in a global debt security must rely on the procedures of DTC and the DTC participant through which the owner owns his interest to exercise any rights of a holder under the global debt security or the applicable indenture.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to take any action that a holder is entitled to take under the debt securities or the indentures, DTC would authorize its participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial
Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     DTC's management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000" problems. DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its computer systems, as they relate to the timely payment of distributions to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which DTC expects to complete within appropriate time frames.

     However, DTC's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunications and electrical utility service providers, among others. DTC has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to impress upon them the importance of their services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing contingency plans.

     According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

INFORMATION  CONCERNING  THE  TRUSTEE

     We may maintain deposits and conduct other banking transactions with the trustee in the ordinary course of business and the trustee may serve as trustee with respect to other series of debt securities. We will set forth in the applicable prospectus supplement information concerning the trustee.


                          DESCRIPTION OF SHARE CAPITAL

PREFERENCE  SHARES

     We are authorized by our memorandum and articles of association to issue up to 20,000,000 preference shares, $.01 par value per share, in one or more classes or series without shareholder action. If we issue a class or series of preference shares, we can determine the number of shares of each class or series, and the rights, preferences and limitations of each class or series, at the time we issue the shares. We may also amend our memorandum and articles of association to increase the number of authorized preference shares in a manner permitted by our memorandum and articles of association and Cayman Islands law.


     As of the date of this prospectus, we have two series of preference shares outstanding. As of February 10, 2000, 5,190,861 shares of 8% Convertible Preference Shares and 209,558 shares of 5% Convertible Preference Shares were outstanding. The terms of these preference shares are described below under "Outstanding Preference Shares".

     Under our shareholders agreement with HM4 Triton, L.P., we may not authorize or create any shares that would rank equal to or senior to the 8% Convertible Preference Shares as to dividend or liquidation rights without HM4 Triton, L.P.'s consent. As of January 31, 2000, HM4 Triton, L.P. owned approximately 99% of the 8% Convertible Preference Shares. See "--
Outstanding Preference Shares -- Shareholders Agreement" below.


     We may not issue shares that would rank senior to the 5% Convertible Preference Shares in dividend or liquidation rights without the approval of the holders of least two-thirds of the outstanding 5% Convertible Preference Shares unless we issue the shares wholly for cash consideration.

     We will describe the particular terms of any series of preference shares being offered in the prospectus supplement relating to that series of preference shares. Those terms may include:


-  the number of shares we are offering;

-  the title and liquidation preference per share;

-  the purchase price;

-  the dividend rate or method for determining that rate;

-  the dates on which we will pay dividends;

- whether dividends will be cumulative and, if cumulative, the dates from which dividends will begin to accumulate;

-  any applicable redemption, retirement or sinking fund provisions;

-  any applicable voting rights;

- any applicable provisions for the conversion of the shares offered into, or for the exchange of the shares for, shares of any other class or series of share capital of Triton or another corporation or any series of any other class or classes, or of any other series of the same class;

- whether we have elected to offer depositary shares with respect to that series of preference shares; and

- any additional dividend, liquidation, redemption, retirement, sinking fund and other rights, qualifications, limitations, and restrictions applicable to that series of preference shares.

     You should refer to the resolutions relating to the series of the preference shares being offered for the complete terms of those preference shares. We will file those resolutions with the SEC promptly before the offering of the preference shares.

OUTSTANDING  PREFERENCE  SHARES

     The following summary of certain provisions of the resolutions establishing the terms of the outstanding preference shares is not complete. You should refer to the resolutions, copies of which are exhibits to our Annual Report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information about Triton" and "Incorporation of Information We File with the SEC."

     8%  Convertible  Preference  Shares

     Dividends.  We  are  required  to  pay  dividends  on  the  8%  Convertible
     ---------
Preference Shares semi-annually at the rate of 8% per year of the stated value of $70 per share for each semi-annual dividend period ending on June 30 and December 31 of each year. The first dividend period was the period ending on June 30, 1999. Dividends on the 8% Convertible Preference Shares are cumulative.

     We are required to pay dividends on the 8% Convertible Preference Shares no later than five days after the end of a dividend period. We can choose to pay dividends in cash or in additional 8% Convertible Preference Shares. If dividends are not paid in cash or in additional shares on a scheduled dividend payment date, all accumulated but unpaid dividends will be added to the stated value of the 8% Convertible Preference Shares outstanding, and future dividends will accumulate and be paid based on the stated value, as adjusted.

     The 8% Convertible Preference Shares have priority as to dividends over ordinary shares, the 5% Convertible Preference Shares and any other Triton shares ranking junior as to dividends to the 8% Convertible Preference Shares. We may not pay a dividend or other distribution on any ordinary shares or other shares ranking junior to the 8% Convertible Preference Shares unless all accumulated and unpaid dividends on the 8% Convertible Preference Shares have been paid. If we do not pay in full any accrued dividends on the 8% Convertible Preference Shares or on any shares ranking equal to the 8% Convertible
Preference Shares as to dividends, we must pay the dividends on the 8% Convertible Preference Shares and those equally-ranked shares so that the amount of dividends declared per share on the 8% Convertible Preference Shares and the equally-ranked shares will bear the same ratio that accrued and unpaid dividends per share on the 8% Convertible Preference Shares and the equally-ranked shares bear to each other.

     So long as the 8% Convertible Preference Shares are outstanding, we may not redeem or purchase any ordinary shares or any Triton shares ranking junior to the 8% Convertible Preference Shares as to dividend or liquidation rights unless
(1) we have paid, or concurrently pay, full dividends on all outstanding 8% Convertible Preference Shares and any other shares ranking equal to the 8%
Convertible Preference Shares as to dividends and (2) we pay or set aside cash or additional shares of 8% Convertible Preference Shares in amounts sufficient to pay the dividend for the current dividend period. In any event, we may purchase or acquire ordinary shares or shares ranking junior to the 8% Convertible Preference Shares as to dividend or liquidation rights either (A) pursuant to an employee or director incentive or benefit plan or arrangement or
(B)  in  exchange  solely  for  junior  shares.

     So long as the 8% Convertible Preference Shares are outstanding, we may not redeem or purchase any Triton shares ranking equal to the 8% Convertible Preference Shares as to dividend or liquidation rights, or make any distributions as to these shares, unless we have paid, or concurrently pay, full dividends on all outstanding 8% Convertible Preference Shares.

     Conversion.  Holders of  8% Convertible Preference Shares have the right to
     ----------
convert their 8% Convertible Preference Shares into ordinary shares at any time before redemption at the conversion price in effect at the time of conversion. The current conversion price is $17.50 per ordinary share so that each 8% Convertible Preference Share is convertible into four ordinary shares. Upon the conversion of 8% Convertible Preference Shares, the holder is also entitled to receive an amount in cash equal to all accumulated and unpaid dividends on the 8% Convertible Preference Shares converted through the effective date of conversion.

     If we take any of the actions specified below, the conversion price of the 8% Convertible Preference Shares will be automatically adjusted to make the holders of the 8% Convertible Preference Shares whole. The following actions will result in an adjustment to the conversion price:

- If we pay a dividend or make a distribution in ordinary shares or other capital shares that are convertible into or exercisable or exchangeable for ordinary shares,

- If we (1) subdivide our outstanding ordinary shares into a greater number of shares, (2) combine our outstanding ordinary shares into a smaller number of shares or (3) issue any capital shares by reclassification of our ordinary shares,

- If we issue ordinary shares or any security convertible or exchangeable for ordinary shares at a price less than the then current market price of the ordinary shares, except pursuant to management incentive plans or employee stock compensation plans,

- If we issue rights, options, warrants or other instruments to all holders of ordinary shares or any other class or series of our capital shares entitling them to subscribe for or purchase ordinary shares at a price per share less than the then current market price of the ordinary shares, and

- If we distribute to all holders of ordinary shares assets or securities other than those described above, including debt securities.


     Redemption.  We  cannot  redeem the 8% Convertible Preference Shares before
     ----------
September 30, 2001. Beginning September 30, 2001, we can redeem all, but not less than all, of the outstanding 8% Convertible Preference Shares if the average market value of the ordinary shares as calculated below is above certain market values. The redemption price is equal to $70 per share, plus an amount equal to all accumulated but unpaid dividends, and is payable in cash.

     The average market value is determined by averaging the closing price of the ordinary shares for the 20 trading days preceding the delivery of the notice of redemption. We may only redeem the 8% Convertible Preference Shares if this average market value exceeds the average market value corresponding to the six-month period set forth below:





Redemption Notice Given on the Six Months Ending:  Average Market Value
March 31, 2002. . . . . . . . . . . . . . . . . .  $               28.54
September 30, 2002. . . . . . . . . . . . . . . .                  31.14
March 31, 2003. . . . . . . . . . . . . . . . . .                  34.20
September 30, 2003. . . . . . . . . . . . . . . .                  37.58
March 31, 2004. . . . . . . . . . . . . . . . . .                  32.57
September 30, 2004. . . . . . . . . . . . . . . .                  34.97
March 31, 2005. . . . . . . . . . . . . . . . . .                  37.60




     Beginning April 1, 2005, the minimum average market value will be increased every six months to reflect an internal rate of return of 20% assuming a holder purchased 8% Convertible Preference Shares on September 30, 1998. The minimum average market values set forth above will be adjusted in the event of any combination, subdivision or reclassification of ordinary shares, or any similar event.

     Liquidation  Rights.  The  liquidation  preference  of  the  8% Convertible
     -------------------
Preference  Shares  is  $70  per  share,  plus accumulated and unpaid dividends.

     Voting  Rights.  The  holders  of  the  8%  Convertible  Preference  Shares
     --------------
generally vote with the holders of the ordinary shares on all matters brought before our shareholders. In addition, the holders of the 8% Convertible Preference Shares will be entitled to elect two directors of Triton if we do not pay dividends on the 8% Convertible Preference Shares under certain circumstances.

     The rights of the 8% Convertible Preference Shares may not be varied without the consent of the holders of at least two thirds of the 8% Convertible Preference Shares represented in person or by proxy at a duly convened meeting, voting separately as a class. We cannot create a class of equity securities ranking senior to the 8% Convertible Preference Shares as to dividend or liquidation rights, other than out of our existing authorized shares of "blank check" preference shares, or adopt charter amendments materially adversely affecting the rights of the 8% Convertible Preference Shares, without the consent of the holders of at least two-thirds of the outstanding 8% Convertible Preference Shares. In addition, we cannot increase the authorized number of 8% Convertible Preference Shares, or create a class of equity securities ranking equal to the 8% Convertible Preference Shares as to dividend or liquidation rights, other than out of our existing authorized shares of "blank check" preference shares, without the consent of the holders of at least a majority of the outstanding 8% Convertible Preference Shares.

     When voting with the holders of the ordinary shares, the holders of the 8% Convertible Preference Shares have the number of votes for each share that they would have if they had converted their shares into ordinary shares on the related record date. When voting as a class, the holders of the 8% Convertible Preference Shares have one vote per share.

     Shareholders  Agreement. We have entered into a shareholders agreement with
     -----------------------
HM4 Triton, L.P. The shareholders agreement provides that, in general, for so long as the entire board of directors consists of ten members, HM4 Triton, L.P. may designate four nominees for election to the board of directors, with any fractional directorship rounded up to the next whole number. If HM4 Triton, L.P. transfers its 8% Convertible Preference Shares, it may also assign its right to designate Triton directors for nomination. The number of designees HM4 Triton, L.P. may designate will increase or decrease proportionately with any change in the total number of members of the board of directors. The right of HM4 Triton, L.P. and its designated transferees to designate nominees for election to the board of directors will be reduced if the number of ordinary shares held by HM4 Triton, L.P. and its affiliates represents less than certain specified percentages of the number of shares HM4 Triton, L.P. purchased from us under the stock purchase agreement between HM4 Triton, L.P. and us. These percentages are calculated assuming HM4 Triton, L.P. converts all of its 8% Convertible
Preference  Shares  into  ordinary  shares.

     In the shareholders agreement, we also agreed that we would not take specified fundamental corporate actions without the consent of HM4 Triton, L.P. Some of the actions that would require HM4 Triton, L.P.'s consent are listed below:

- entering into a merger or similar business combination transaction, or effecting a reorganization, recapitalization or other transaction pursuant to which a majority of the outstanding ordinary shares or any 8% Convertible Preference Shares are exchanged for securities, cash or other property;

- authorizing, creating or modifying the terms of any securities that would rank equal to or senior to the 8% Convertible Preference Shares;

-    selling assets comprising more than 50% of our market value;

-    paying dividends on our ordinary shares;

-    incurring certain levels of debt; and

-    commencing a tender offer or exchange offer for any of our ordinary shares.

   5% Convertible Preference Shares


     Dividends.  We  are  required  to  pay  dividends  on  the  5%  Convertible
     ---------
Preference Shares semi-annually at the rate of 5% per year of the $34.41 redemption price per share for each semi-annual dividend period on March 30 and September 30 of each year. Dividends on the 5% Convertible Preference Shares are cumulative.

     If we do not pay the dividend on the 5% Convertible Preference Shares within 15 days after a dividend payment date, dividends payable on the 5% Convertible Preference Shares will be increased by an amount equal to the prime rate of Morgan Guaranty Trust Company of New York as in effect plus 1% applied against the amount of unpaid dividends until the dividends are paid.

     The 5% Convertible Preference Shares have priority as to dividends over ordinary shares and any other class or series of shares ranking junior to the 5% Convertible Preference Shares. We may not pay a dividend, other than dividends payable solely in shares ranking junior to the 5% Convertible Preference Shares, or make any other distribution on any ordinary shares or other shares ranking junior to the 5% Convertible Preference Shares unless we have paid all dividends on the 5% Convertible Preference Shares. We may not pay dividends on the 5% Convertible Preference Shares or on any class or series of shares ranking equal to the 5% Convertible Preference Shares unless we have paid, or concurrently pay, all accrued and unpaid dividends for all prior periods on the 5% Convertible Preference Shares or the class or series of shares ranking equal to the 5% Convertible Preference Shares, as the case may be. If we have not paid in full any accrued dividends on the 5% Convertible Preference Shares and any class or series of shares ranking equal to the 5% Convertible Preference Shares, we must pay any dividends on the 5% Convertible Preference Shares and those equally-ranked shares so that the amount of dividends declared per share on the 5% Convertible Preference Shares and those equally-ranked shares will bear the same ratio that accrued and unpaid dividends per share on the 5% Convertible Preference Shares and the equally-ranked shares bear to each other.

     If we fail to pay dividends on any senior-ranked shares at any time, we may not pay any dividends on the 5% Convertible Preference Shares. The 8% Convertible Preference Shares rank senior as to dividends over the 5%
Convertible  Preference  Shares.

     Conversion.  Holders  of 5% Convertible Preference Shares have the right to
     ----------
convert their 5% Convertible Preference Shares into ordinary shares at any time before redemption. Currently, each 5% Convertible Preference Share is convertible into one ordinary share. No payment or adjustment will be made for accrued or unpaid dividends on the 5% Convertible Preference Shares upon conversion of 5% Convertible Preference Shares except under certain circumstances.

     If we take specified actions, the conversion price of the 5% Convertible Preference Shares will be automatically adjusted to make the holders of the 5% Convertible Preference Shares whole. The following actions will result in an adjustment to the conversion price:

- If we pay a dividend or make a distribution of ordinary shares, divide the outstanding ordinary shares into a greater number of shares, combine the outstanding ordinary shares into a smaller number of shares, make a distribution on our ordinary shares in shares other than ordinary shares, or reclassify our ordinary shares,

- If we distribute any rights or warrants to all holders of our ordinary shares entitling them for a period expiring within 60 days after the record date to purchase ordinary shares at a price per share less than the average market price per share on that record date. The average market price of the ordinary shares is determined by averaging the closing price of the ordinary shares over the most recent five trading days, and

- If we distribute to all holders of our ordinary shares any assets or debt securities or any rights or warrants to purchase securities. This adjustment does not apply to cash dividends or distributions paid out of consolidated current or retained earnings as shown on our books.


     Redemption.  We can redeem the 5% Convertible Preference Shares at any time
     ----------
in whole or in part. The redemption price is equal to $34.41 per share, plus an amount equal to all accumulated but unpaid dividends, and is payable in cash.

     If any 5% Convertible Preference Shares are outstanding on March 30, 2004, we are required to redeem the 5% Convertible Preference Shares. In this event, we may redeem the 5% Convertible Preference Shares by

- paying cash at the $34.41 redemption price plus all accumulated and unpaid dividends to the redemption date;

- issuing to the holder a number of ordinary shares with a market value equal to the $34.41 redemption price plus all accumulated and unpaid dividends to the redemption date; or


- a combination of cash or ordinary shares equal to the $34.41 redemption price plus all accumulated and unpaid dividends to the redemption date.

     Liquidation  Rights.  The  liquidation  preference  of  the  5% Convertible
     -------------------
Preference  Shares  is  $34.41 per share, plus accumulated and unpaid dividends.

     Voting  Rights.  Except  as  described  below  and as required under Cayman
     --------------
Islands law, the holders of the 5% Convertible Preference Shares generally have no voting rights. So long as any 5% Convertible Preference Shares are outstanding, the consent of the holders of at least two-thirds of the outstanding 5% Convertible Preference Shares is required if we issue other than wholly for cash consideration, any shares of any class of shares that would rank senior to the 5% Convertible Preference Shares in dividend or liquidation rights, or if we propose to amend our articles of association in a manner adversely affecting the rights of the holders of the 5% Convertible Preference Shares. However, we may amend our articles of association to increase the number of authorized shares of Triton's preference shares without the vote of the holders of the outstanding 5% Convertible Preference Shares. When voting as a class, the holders of the 5% Convertible Preference Shares have one vote per share.

SHAREHOLDER  RIGHTS  PLAN

     We have adopted a shareholder rights plan. Under this plan, preference share rights attach to all ordinary shares at the rate of one right for each ordinary share. Each right entitles the ordinary shareholder to purchase one one-thousandth of our Series A Junior Participating Preference Shares, par value $.01 per share ("Junior Preference Shares"), at a price of $120 per one one-thousandth of a Junior Preference Share, subject to adjustment. Generally, the rights only become distributable 10 days following public announcement that a person has acquired beneficial ownership of 15% or more of our ordinary shares or 10 business days following commencement of a tender offer or exchange offer for 15% or more of our outstanding ordinary shares. If, among other events, any person becomes the beneficial owner of 15% or more of our ordinary shares, each right not owned by that person generally becomes the right to purchase a number of ordinary shares equal to the number obtained by dividing the right's exercise price, currently $120, by 50% of the market price of the ordinary shares on the date of the first occurrence. In addition, if we are subsequently merged or certain other extraordinary business transactions are consummated, each right generally becomes a right to purchase a number of shares of common stock of the acquiring person equal to the number obtained by dividing the right's exercise price by 50% of the market price of the common stock on the date of the first occurrence. Pursuant to the terms of the plan, any acquisition of Triton shares by HM4 Triton, L.P. or its affiliates will not result in the distribution of rights unless and until HM4 Triton, L.P.'s ownership of Triton shares is reduced below certain levels.

     Under certain circumstances, our board of directors may determine that a tender offer or merger is fair to all our shareholders and prevent the rights from being exercised. At any time after a person or group acquires 15% or more of the ordinary shares outstanding and prior to the acquisition by that person or group of 50% or more of the outstanding ordinary shares, our board of directors may exchange the rights, in whole or in part, at an exchange ratio of one ordinary share, or one one-thousandth of a Junior Preference Share, per right, subject to adjustment. The board of directors may not exchange the rights owned by the person or group who acquired 50% or more of the outstanding ordinary shares. Their rights will become void.

     We can amend the rights, except the redemption price, in any manner prior to the public announcement that a 15% position has been acquired or a tender offer has been commenced. We can redeem the rights at $0.01 per right at any time prior to the time that a 15% position has been acquired. The rights will expire on May 22, 2005, unless we redeem the rights before then.

     Any Junior Preference Shares we issue pursuant to the shareholder rights plan will rank junior as to dividends and liquidation to both the 8% Convertible Preference Shares and the 5% Convertible Preference Shares. Each Junior Preference Share will be entitled, if we so declare, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per ordinary share. If we liquidate, the holders of the Junior Preference Shares will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per ordinary share. Each Junior Preference Share will have 1,000 votes, voting together with ordinary shares. Finally, if ordinary shares are converted or exchanged in connection with any merger, consolidation or other transaction, each Junior Preference Share will be entitled to receive 1,000 times the amount received per ordinary share.

     The resolutions establishing the terms of the Junior Preference Shares provide that the rights of the Junior Preference Shares described in the preceding paragraph will be adjusted if we declare any dividend on the ordinary shares payable in ordinary shares, subdivide the outstanding ordinary shares, or combine the outstanding ordinary shares into a smaller number of shares.

ORDINARY  SHARES


     General. Under our articles of association, we are authorized to issue 200,000,000 ordinary shares. There were 35,807,307 ordinary shares outstanding as of February 10, 2000.



     Voting and Other Rights. Holders of ordinary shares are entitled to one vote for each share held on all matters submitted to shareholders' meetings, including the election and removal of directors. Holders of ordinary shares vote together as a single class with any voting preference shares unless the terms of any voting preference shares or the articles of association otherwise provide. The holders of the 8% Convertible Preference Shares are entitled to vote with the holders of ordinary shares. The quorum required for a general meeting of the shareholders is a majority of the outstanding shares entitled to vote at the meeting. We must give at least 10 days' notice of a general meeting.

     All matters voted upon at any duly held shareholders' meeting shall be carried by a majority of the votes cast at the meeting by shareholders present in person or by proxy at a duly convened meeting, except that

-     directors  are  elected  by  plurality  vote;

- approval of a merger or a similar arrangement requires the approval by 75% of the votes cast, but, in any event at least a majority of the outstanding shares; and

- approval of a "special resolution," as defined under Cayman Islands law, requires the approval of at least two-thirds of the votes cast by shareholders present in person or by proxy at a duly convened meeting.

     Our shareholders must adopt by a "special resolution" a resolution to approve a change of the corporate name, the voluntary dissolution, liquidation or winding-up of the affairs of Triton, a reduction of paid-up share capital, and any amendment to our memorandum or articles of association.

     Because shareholders are not entitled to cumulate their votes, shareholders holding a majority of the outstanding ordinary shares, voting together as a class with the holders of any outstanding voting preference shares, are able to elect all members of our board of directors. Our directors are elected in three classes of approximately equal number and for a term of three years. Therefore, shareholders will not vote for the election of a majority of directors in any single year. Holders of ordinary shares have no preemptive rights.

     Unless the terms of any class of our shares otherwise provide, we may not change the rights of a class of shares unless the change is approved by all the holders of that class in writing or is approved at a meeting of the holders of the class by a special resolution. Unless otherwise provided in the terms of a class of shares, the rights of the class will not be deemed varied if we (1) allot other shares which confer on their holders more favorable voting rights or
(2) create or issue other shares with preferential rights as to dividends or capital.

     Neither Cayman Islands law nor the articles of association impose any limitation on the right of nonresident holders to hold or vote their ordinary shares.

     Dividend Rights. The holders of ordinary shares are only entitled to receive dividends if declared by the board of directors. We currently intend to retain earnings for use in our business and the financing of our capital requirements. The payment of any future cash dividends is necessarily dependent upon our earnings and financial needs, along with applicable legal and contractual restrictions. Our shareholders agreement with HM4 Triton, L.P. prohibits us from paying dividends on the ordinary shares without HM4 Triton, L.P.'s consent.

     Liquidation. If Triton ever liquidates, dissolves or winds up its business and a shareholder has any outstanding obligation to Triton, whether presently payable or not, the liquidator appointed to oversee Triton's liquidation may deduct from any amount payable to that shareholder in respect of his ordinary shares the amount of the obligation. The liquidator may distribute, in kind, to the holders of the ordinary shares remaining assets of Triton. Alternatively, the liquidator may dispose of all or any part of the remaining assets for cash, or other property, and may sell all or any part of the consideration, and may distribute the consideration received or any balance or proceeds to holders of the ordinary shares. The liquidator may vest the whole or any part of the assets in trust as the liquidator thinks fit, so long as no shareholder has any liability.

                             DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities, preference shares or ordinary shares. We may issue warrants independently of or together with these securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders or beneficial owners of warrants. This summary of certain provisions of the warrants and the warrant agreement is not complete. You should refer to the warrant agreement relating to the specific warrants being offered, including the forms of warrant certificate representing the specific warrants, for the complete terms. We will file the applicable warrant agreement, together with the form of warrants, with the SEC before the offering of the specific warrants.

     Each Warrant will entitle the holder to purchase the principal amount of debt securities or the number of preference shares or ordinary shares at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the applicable prospectus supplement. After the close of business on the expiration date of the warrants, unexercised warrants will become void. We will also specify in the applicable prospectus supplement the place or places where, and the manner in which, warrants may be exercised.

     Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the debt securities, preference shares or ordinary shares, as the case may be, purchasable upon exercise of those warrants. For example, holders of warrants for the purchase of debt securities will not have the right to receive payments of principal of, and premium or interest, if any, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture, and holders of warrants for the purchase of preference shares or ordinary shares will not have the right to receive payments of dividends, if any, on the preference shares or ordinary shares purchasable upon exercise or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities, preference shares, depositary shares, ordinary shares and warrants being offered by using this prospectus:


-  to or through underwriters;

-  to or through dealers;

-  through agents;

-  through rights offerings; or

-  directly to purchasers.

   We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.


     If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

     If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

     We may also, from time to time, authorize underwriters acting as our agents to offer and sell securities upon terms and conditions that are set forth in the applicable prospectus supplement.

     Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Under agreements that we may enter into, we may be required to indemnify underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

     We may offer to sell securities either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

     We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

     We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the applicable prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

                       WHERE YOU CAN FIND MORE INFORMATION
                                  ABOUT TRITON

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file by visiting the SEC's public reference rooms in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information regarding the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed a registration statement on Form S-3 with the SEC covering the securities. For further information on Triton and the securities, please refer to our registration statement and its exhibits. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and any later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:



(i) Annual Report on Form 10-K for the year ended December 31, 1998 (SEC file number 1-11675),

(ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (SEC file number 1-11675);

(iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (SEC file number 1-11675);

(iv) Current Report on Form 8-K filed October 8, 1999 (SEC file number 1-11675);

(v) Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (SEC file number 1-11675);



(vi) Current Report on Form 8-K filed February 4, 2000(SEC file number 1-11675); and

(vii) the description of the ordinary shares contained in Triton's Registration Statement on Form 8-A dated March 25, 1996, as amended by Form 8-A/A, dated August 14, 1996, Form 8-A/A dated October 2, 1998, and Form 8-A/A dated January 31, 1999 (SEC file number 1-11675).


     You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of the document.

     You may request a copy of any of the documents that are incorporated by reference in this prospectus, at no cost, by writing or telephoning us as follows: Triton Energy, Investor Relations, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926, telephone (214) 691-5200.

                                     EXPERTS

     The audited financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

     Certain information with respect to the gas and oil reserves of Triton and its subsidiaries derived from the report of DeGolyer and MacNaughton, independent petroleum engineers, has been incorporated in this prospectus by reference in reliance upon such firm as experts with respect to the matters contained therein.

                                 LEGAL OPINIONS

     Walkers, Grand Cayman, Cayman Islands, will provide an opinion for us regarding the validity of the Offered Securities. Attorneys to be designated by any underwriters will provide such an opinion for the underwriters.



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The estimated expenses payable by Triton Energy Limited ("Triton" or the "Company") in connection with the offering described in this Registration Statement are as follows:





Registration Fee . . . . . . . . . . . .  $ 69,500
Legal fees and expenses. . . . . . . . .    75,000
Blue Sky fees and expenses . . . . . . .    10,000
Accounting fees and expenses . . . . . .    30,000
Fees and expenses of Trustee and counsel    15,000
Printing and duplication expenses. . . .   150,000
Miscellaneous expenses . . . . . . . . .     5,000
                                          --------

Total. . . . . . . . . . . . . . . . . .  $354,500




ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Triton is a Cayman Islands company. Article XXXIII of Triton's Articles of Association contains provisions with respect to indemnification of Triton's officers and directors. Such provisions provide that Triton shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Triton), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, Triton, against any liability or expense actually and reasonably incurred by such person in respect thereof. Triton shall also advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise. The Articles of Association also provide that except under certain circumstances, directors of Triton shall not be personally liable to Triton or its shareholders for monetary damages for breach of fiduciary duties as a director.

     The Companies Law (1995 Revision) of the Cayman Islands does not set out any specific restrictions on the ability of a company to indemnify officers or directors. However, the application of basic principles and certain Commonwealth case law which is likely to be persuasive in the Cayman Islands, would indicate that indemnification is generally permissible except in the event that there had been fraud or willful default on the part of the officer or director or reckless disregard of his duties and obligations to Triton.


ITEM  16.  EXHIBITS.


Exhibit
 No.                    Description  of  Exhibit
----                    ------------------------






1.1   *            Form of Underwriting Agreement (Debt Securities and Warrants to Purchase
                   Debt Securities). (previously filed as Exhibit 1.2 to the Company's Registration
                   Statement on Form S-3 (No. 333-11703) and incorporated herein by reference)
1.2   *            Form of Underwriting Agreement (Equity Securities and Warrants
                   to Purchase Equity Securities). (previously filed as Exhibit 1.3 to the Company's
                   Registration Statement on Form S-3 (No. 333-11703) and incorporated herein by reference)
4.1   *            Form of Debt Securities.
4.2   *            Form of Senior Debt Indenture
4.3   *            Form of Senior Subordinated Debt Indenture
4.4   *            Form of Subordinated Debt Indenture
4.5   *            Form of Warrant Agreement for Preference Shares and Ordinary
                   Shares (including form of Warrant Certificate). (previously filed as Exhibit 4.8 to the Company's Registration Statement on Form S-3 (No. 333-11703) and
                   incorporated herein by reference)
4.6   *            Form of Warrant Agreement for Debt Securities (including form of Warrant Certificate) (previously filed as Exhibit 4.8 to the Company's
                   Registration Statement on Form S-3 (No. 333-11703) and incorporated herein by reference)
 5.1  *            Opinion of Simpson Thacher & Bartlett.
 5.2  *            Opinion of Walkers.
12.1  *            Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Company's Quarterly Report on Form
                   10-Q for the Quarter ended September 30, 1999 (the "Form 10-Q")).
12.2  *            Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
                   Dividends (incorporated by reference to Exhibit 12.2 to the Form 10-Q).
23.1               Consent of PricewaterhouseCoopers LLP.
23.2  *            Consent of DeGolyer and MacNaughton.
23.3  *            Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).
23.4  *            Consent of Walkers (included in Exhibit 5.2).
25.1  *            Power of Attorney
-------------------

*                  Previously  filed



ITEM  17.  UNDERTAKINGS.

     The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the " Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Triton Energy Limited annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Triton pursuant to the foregoing provisions, or otherwise, Triton has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Triton of expenses incurred or paid by a director, officer or controlling person of Triton in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Triton will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on February 10, 2000.



                                               TRITON  ENERGY  LIMITED

                                               By:/s/James C. Musselman
                                                  ---------------------
                                                  James C. Musselman,
                                                  President and Chief
                                                  Executive  Officer and
                                                  Authorized Representative
                                                  in the United States


                                                  /s/W.  Greg  Dunlevy
                                                  --------------------
                                                  W.  Greg  Dunlevy
                                                  Vice  President
                                                  (Principal Financial Officer)




                                                      /s/Kevin  B.  Wilcox
                                                      --------------------
                                                      Kevin  B.  Wilcox
                                                      Controller




     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on February 10, 2000 by the following persons in the capacities indicated.



          SIGNATURE                                                  TITLE
          ---------                                                  -----


     *                                        Chairman of the Board of Directors

(Thomas  O.  Hicks)



     *                                 President, Chief Executive Officer and Director

(James C. Musselman)                   (Principal Executive Officer)



     *                                                            Director

(Sheldon  R.  Erikson)




                                                                  Director
(Jack  D.  Furst)


     *                                                            Director

(Fitzgerald  S.  Hudson)


     *                                                            Director

(John  R.  Huff)


     *                                                            Director

(Michael  E.  McMahon)


     *                                                            Director

(Lamar  Norsworthy)


     *                                                            Director

(C.  Richard  Vermillion)


     *                                                            Director

(J. Otis  Winters)





* By:  /s/ W. Greg Dunlevy
       ------------------------------------
       W. Greg Dunlevy, as attorney-in-fact









                                INDEX TO EXHIBITS
Exhibit
 No.                    Description  of  Exhibit
----                    ------------------------






1.1   *            Form of Underwriting Agreement (Debt Securities and Warrants to Purchase
                   Debt Securities). (previously filed as Exhibit 1.2 to the Company's Registration
                   Statement on Form S-3 (No. 333-11703) and incorporated herein by reference)
1.2   *            Form of Underwriting Agreement (Equity Securities and Warrants
                   to Purchase Equity Securities). (previously filed as Exhibit 1.3 to the Company's
                   Registration Statement on Form S-3 (No. 333-11703) and incorporated herein by reference)
4.1   *            Form of Debt Securities.
4.2   *            Form of Senior Debt Indenture
4.3   *            Form of Senior Subordinated Debt Indenture
4.4   *            Form of Subordinated Debt Indenture
4.5   *            Form of Warrant Agreement for Preference Shares and Ordinary
                   Shares (including form of Warrant Certificate). (previously filed as Exhibit 4.8 to the Company's Registration Statement on Form S-3 (No. 333-11703) and
                   incorporated herein by reference)
4.6   *            Form of Warrant Agreement for Debt Securities (including form of Warrant Certificate) (previously filed as Exhibit 4.8 to the Company's
                   Registration Statement on Form S-3 (No. 333-11703) and incorporated herein by reference)
 5.1  *            Opinion of Simpson Thacher & Bartlett.
 5.2  *            Opinion of Walkers.
12.1  *            Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Company's Quarterly Report on Form
                   10-Q for the Quarter ended September 30, 1999 (the "Form 10-Q")).
12.2  *            Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
                   Dividends (incorporated by reference to Exhibit 12.2 to the Form 10-Q).
23.1               Consent of PricewaterhouseCoopers LLP.
23.2  *            Consent of DeGolyer and MacNaughton.
23.3  *            Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).
23.4  *            Consent of Walkers (included in Exhibit 5.2).
25.1  *            Power of Attorney

-------------------
*                 Previously  filed.
